Exhibit 99.1

EPOCH BIOSCIENCES, INC.

2003 STOCK INCENTIVE PLAN

As Assumed by Nanogen, Inc.

and

Amended and Restated as of July 29, 2005

This 2003 STOCK INCENTIVE PLAN (the “Plan”) was originally established by Epoch Biosciences, Inc., a Delaware corporation (the “Company”). The Plan was adopted by the Company’s Board of Directors as of the 20th day of February, 2003, and approved by its stockholders as of the 22nd day of May, 2003 (the “Effective Date”). The Plan was subsequently assumed by Nanogen, Inc. (“Nanogen”) in connection with its acquisition of the Company pursuant to that certain Agreement and Plan of Merger and Reorganization among Nanogen, Empire Acquisition Corp. and the Company dated September 7, 2004 (the “Merger Agreement”). The Company has accordingly become a wholly-owned subsidiary of Nanogen. In connection with such assumption, each outstanding option under the Plan was also assumed by Nanogen and converted into an option to acquire shares of Nanogen common stock at adjusted exercise price per share. Both the number of shares subject to each such option and the exercise price payable per share have been adjusted to reflect the exchange ratio (the “Exchange Ratio”) in effect for the exchange of Company common stock for Nanogen common stock pursuant to the Merger Agreement. All assumed options continue to be governed by the terms and provisions of the agreements in effect for those options immediately prior to their assumption by Nanogen, except for certain adjustments specified in the document evidencing Nanogen’s assumption of each such option. Pursuant to the Merger Agreement, Nanogen has assumed the unallocated share reserve existing under the Plan immediately prior to Nanogen’s acquisition of the Company, including the annual increases to the Plan which will occur pursuant to Article 4. However, such share reserve has been adjusted to reflect the Exchange Ratio. Nanogen as sole stockholder of the Company has approved the assumption of the Plan and the issuance of shares of Nanogen’s Common Stock under the Plan. Following the assumption of the Plan, the Compensation Committee of the Nanogen Board of Directors shall to serve as the Administrator and shall accordingly have all of the power and authority provided under the terms of Article 7.

ARTICLE 1.

PURPOSES OF THE PLAN

1.1 Purposes. The purposes of the Plan are (a) to enhance the ability of the Company and each Affiliated Company to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the business of the Company and the Affiliated Companies largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company and any Affiliated Company, by providing them an opportunity to participate in the ownership of Nanogen and thereby have an interest in the success and increased value of the Company and Nanogen.

ARTICLE 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1 Administrator. “Administrator” means the Compensation Committee and, with respect to awards or grants made to persons other than Section 16 Insiders, any Secondary Board Committee or the Board to the extent the authority to make those awards or grants is reserved by the Board or delegated to the Secondary Board Committee pursuant to Section 7.1 of the Plan.

2.2 Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

2.3 Board. “Board” means the Board of Directors of the Corporate Parent.

2.4 Change in Control. “Change in Control” shall mean any of the following transactions involving the Affiliated Company which is at the time of such transaction the Corporate Parent of the Company:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Corporate Parent representing more than 50% of the combined voting power of the Corporate Parent’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Corporate Parent’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Corporate Parent. Thus; for example any person who owns less than 50% of the Corporate Parent’s outstanding shares, shall cause a Change in Control to occur as of any subsequent date in such person then acquires an additional interest in the Corporate Parent which, when added to the person’s previous holdings, causes the person to hold more than 50% of the Corporate Parent’s outstanding shares.

(b) The consummation of a merger or consolidation of the Corporate Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Corporate Parent immediately prior to such merger, consolidation or other reorganization;

(c) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporate Parent, except for a transaction in which the holders of the outstanding voting securities of the Corporate Parent immediately prior to such transaction(s) receive as a distribution with respect to securities of the Corporate Parent, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or

(d) The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Corporate Parent.

Nanogen shall be deemed to be the Company’s Corporate Parent for purposes of the definition of Change of Control contained in this Section 2.6, provided Nanogen is, immediately prior to the Change of Control, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing fifty percent (50%) or more of the total combined voting power of the outstanding voting securities of Epoch Biosciences, Inc.

2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board comprised of two or more non-employee Board members with the authority to administer the Plan in accordance with Section 7.1 hereof.

2.7 Common Stock. “Common Stock” means the Common Stock of Nanogen, subject to adjustment pursuant to Section 4.2 hereof.

2.8 Consultant. “Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.

2.9 Corporate Parent. “Corporate Parent” means the Affiliate Company which is at the time of ownership the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing fifty percent (5)%) or more of the total combined voting power of the outstanding voting securities of the Company. Nanogen shall be deemed to be the Company’s Corporate Parent for so long as Nanogen remains the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing fifty percent (50%) or more of the total combined voting power of the Company’s outstanding voting securities.

2.10 Covered Employee. “Covered Employee” means the chief executive officer of the Corporate Parent (or the individual acting in such capacity) and the four (4) other individuals that are the highest compensated officers of the Corporate Parent for the relevant taxable year for whom total compensation is required to be reported to stockholders under the Exchange Act.

2.11 Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.12 Effective Date. “Effective Date” means the date on which the Plan was approved by the Company’s stockholders, as set forth on the first page hereof.

2.13 Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

2.14 Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.

2.15 Fair Market Value. “Fair Market Value” means the market price of a share of Common Stock, determined by the Administrator as follows:

(a) If the Common Stock is traded over-the-counter on the date in question but is not traded on the Nasdaq Stock Market or the Nasdaq National Market, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Common Stock is quoted or, if the Common Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.;

(b) If the Common Stock is traded over-the-counter on the date in question and is traded on the Nasdaq Stock Market or Nasdaq National Market, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq Stock Market or the Nasdaq National Market;

(c) If the Common Stock is traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(d) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in the Western Edition of the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

2.16 Incentive Option. “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

2.17 Incentive Option Agreement. “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.

2.18 NASD Dealer. “NASD Dealer” means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

2.19 Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

2.20 Nonqualified Option Agreement. “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.

2.21 Option. “Option” means any option to purchase Common Stock granted pursuant to the Plan.

2.22 Option Agreement. “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.23 Optionee. “Optionee” means a Participant who holds an Option.

2.24 Participant. “Participant” means an individual or entity who holds an Option or Restricted Stock under the Plan.

2.25 Purchase Price. “Purchase Price” means the purchase price per share of Restricted Stock.

2.26 Restricted Stock. “Restricted Stock” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

2.27 Secondary Board Committee. “Secondary Board Committee” a committee of one or more Board members appointed by the Board to administer the option grant and restricted stock award provisions of the Plan with respect to eligible persons other than Section 16 Insiders.

2.28 Section 16 Insider. “Section 16 Insider” means an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended.

2.29 Service Provider. “Service Provider” means a Consultant or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.

2.30 Stock Purchase Agreement. “Stock Purchase Agreement” means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Stock under the Plan.

2.31 10% Stockholder. “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3.

ELIGIBILITY

3.1 Incentive Options. Only employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan. No Incentive Options will be granted under the Plan after December 17, 2004.

3.2 Nonqualified Options and Restricted Stock. Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or acquire Restricted Stock under the Plan. All Options granted under the Plan after December 17, 2004 will be Nonqualified Options.

3.3 Section 162(m) Limitation. Subject to the provisions of Section 4.2, no employee of the Company or of an Affiliated Company shall be eligible to be granted Options covering more than 233,650 shares of Common Stock during any calendar year.

3.4 Nasdaq Limitation. Notwithstanding the provisions of Section 3.1 and 3.2, in no event will any Incentive Options, Nonqualified Options or Restricted Stock awards be granted to individuals who were employed by Nanogen or any Nanogen subsidiary (other than the Company) on or before December 17, 2004.

ARTICLE 4.

PLAN SHARES

4.1 Shares Subject to the Plan.

(a) The number of shares of Common Stock which may be issued under the Plan as assumed by Nanogen is presently limited to 1,345,312 shares, subject to subsequent adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. The present share reserve is comprised of (i) the total number of shares of Epoch common stock available for issuance under the Plan as of December 17, 2004, including the number of shares of Epoch common stock subject to options outstanding under the Plan at that time, multiplied by the Exchange Ratio (0.4673 shares of Common Stock) plus (ii) 350,475 shares of Common Stock added to the Plan pursuant to the January 2, 2005 automatic increase to the Plan pursuant to Section 4.1(b) below.

(b) Notwithstanding Section 4.1(a) hereof and subject to the provisions of Section 4.2 below relating to adjustments upon changes in capital structure, on the first day of each fiscal year of the Company for a period of eight (8) years, commencing with the first day of the Company’s 2005 fiscal year, the number of shares of Common Stock available for issuance under the Plan shall, pursuant to the automatic share increase provisions of the Plan in effect immediately prior to the consummation of Nanogen’s acquisition of the Company and adjusted for the Exchange Ratio, be increased automatically by 350,475 shares of Common Stock or such lower number of shares as may be determined by the Board for one or more of those fiscal years; provided, however, that any such annual increase shall not exceed the number of shares that would cause the number of shares available under the Plan (the shares subject to outstanding options under the Plan plus the remaining unallocated shares remaining under the Plan) to exceed 2,715,718 shares of Common Stock.

(c) In the event that (1) all or any portion of any Option or Restricted Stock granted or offered under the Plan can no longer under any circumstances be exercised, or (2) any shares of Common Stock issued pursuant to an Incentive Option Agreement, Nonqualified Option Agreement or Stock Purchase Agreement under the Plan are reacquired by the Corporate Parent at a price per share not greater than the original exercise or issue price paid for those shares, the shares of Common Stock allocable to the unexercised portion of such Option or such Stock Purchase Agreement, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporate Parent by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Corporate Parent, then appropriate adjustments shall be automatically made to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to outstanding Option Agreements and Stock Purchase Agreements, the limit on the number of shares for which options may be granted per person under Section 3.3 and the limit on the maximum number of shares of Common Stock by which the share reserve may automatically increase each fiscal year pursuant to Section 4.1(b), all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.

OPTIONS

5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value at the time the Incentive Option is granted, (b) the Exercise Price for Nonqualified Options granted to Covered Employees shall not be less than 100% of Fair Market Value at such time, and (c) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value at the time the Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock acquired pursuant to the exercise of an Option (provided that shares acquired pursuant to the exercise of options granted by the Company or any Affiliated Company must have been held by the Optionee for the requisite period necessary to avoid a charge to Nanogen’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the cancellation of indebtedness of the Company (or any Affiliated Company) to the Optionee; (e) the waiver of compensation due or accrued to the Optionee for services rendered; (f) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits to remit directly to the Company on the settlement date a portion of the sale proceeds equal to the Exercise Price payable for the purchased shares; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator.

5.6 Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock for which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company may become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

5.7 Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee. Notwithstanding the foregoing, a Participant may designate a beneficiary to whom one or more outstanding Options held by that Participant may be transferred in the event of his or her death.

5.8 Rights as Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

5.9 Unvested Shares. The Administrator shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Optionee cease being an employee, a Service Provider, an officer, director or Consultant of the Company while owning such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such repurchase right.

ARTICLE 6.

RESTRICTED STOCK

6.1 Issuance and Sale of Restricted Stock. The Administrator shall have the right to issue, at a Purchase Price determined by the Administrator (provided that such Purchase Price shall not be less than Fair Market Value for shares issued to a Covered Employee), shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives.

6.2 Restricted Stock Purchase Agreements. A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Stock Purchase Agreement until the Participant has paid the full Purchase Price to the Corporate Parent in the manner set forth in Section 6.3 hereof and has executed and delivered to the Corporate Parent the Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.

6.3 Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant that have been held by the Participant for the requisite period necessary to avoid a charge to Nanogen’s earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the cancellation of indebtedness of the Company (or any Affiliated Company) to the Participant; (e) the waiver of compensation due or accrued to the Participant for services rendered; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

6.4 Rights as a Stockholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Stock purchased pursuant to a Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.

6.5 Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant’s employment with the Company or any Affiliated Company, service as a director of the Company or any Affiliated Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Corporate Parent shall have the right, exercisable at the discretion of the Administrator, to repurchase at the original Purchase Price any shares of Restricted Stock which have not vested as of the date of termination (the “Repurchase Right”).

6.6 Vesting of Restricted Stock. The Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.

6.7 Dividends. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

ARTICLE 7.

ADMINISTRATION OF THE PLAN

7.1 Administrator. The Compensation Committee shall have sole and exclusive authority to administer the option grant and restricted stock award programs under the Plan with respect to Section 16 Insiders. Administration of those programs with respect to all other persons eligible to participate in the Plan shall also be vested in the Compensation Committee; provided, however, that the Board may delegate separate but concurrent authority to a Secondary Board Committee to administer those programs with respect to such persons, or the Board may retain the power to administer those programs with respect to such persons. Any option grants or restricted stock awards made to members of the Compensation Committee must be authorized by a disinterested majority of the Board.

7.2 Service. Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.

7.3 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, each Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan): (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options or rights to purchase Restricted Stock shall be granted, the number of shares to be represented by each Option and the number of shares of Restricted Stock to be offered, and the consideration to be received by the Company upon the exercise of such Options or sale of such Restricted Stock; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Stock Purchase Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option or Stock Purchase Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Stock Purchase Agreement; (g) to accelerate the vesting of any Option or release or waive any repurchase rights of the Company with respect to Restricted Stock; (h) to extend the exercise date of any Option or acceptance date of any Restricted Stock; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

7.4 Limitation on Liability. No employee of the Company or any Affiliated Company or any member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Corporate Parent shall indemnify each member of the Board, each member of the Compensation Committee and any Secondary Board Committee and any employee of the Company or any Affiliated Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 8.

CHANGE IN CONTROL

8.1 Change in Control. In order to preserve a Participant’s rights in the event of a Change in Control:

(a) Vesting of all outstanding Options shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control unless the Options are to be assumed by the acquiring or successor entity (or parent thereof) or new options or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below.

(b) Vesting of outstanding Options shall not accelerate if and to the extent that: (i) the Options (including the unvested portion thereof) are to be assumed by the acquiring or successor entity (or parent thereof) or new options of comparable value are to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) the Options (including the unvested portion thereof) are to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program (“New Incentives”) containing such terms and provisions as the Administrator in its discretion may consider equitable. If outstanding Options are assumed, or if new options of comparable value are issued in exchange therefor, then each such Option or new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of each such Option or new option shall remain the same as nearly as practicable.

(c) If any Option is assumed by an acquiring or successor entity (or parent thereof) or a new option of comparable value or New Incentive is issued in exchange therefor pursuant to the terms of a Change in Control transaction, then if so provided in an Option Agreement, the vesting of the Option, the new option or the New Incentive shall accelerate if and at such time as the Participant’s service as an employee, director, officer, consultant or other service provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of the Change in Control, pursuant to such terms and conditions as shall be set forth in the Option Agreement.

(d) If outstanding Options will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(e) In the event of a Change in Control of the Company, all Repurchase Rights shall automatically terminate immediately prior to the consummation of such Change in Control, and the shares of Common Stock subject to such terminated Repurchase Rights shall immediately vest in full, except to the extent that: (i) in connection with such Change in Control, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of Stock Purchase Agreements or the substitution of new agreements of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and purchase price, or (ii) such accelerated vesting is precluded by other limitations imposed by the Administrator in the Stock Purchase Agreement at the time the Restricted Stock is issued.

(f) If, upon a Change in Control, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of any Stock Purchase Agreement or the substitution of new agreements of comparable value covering shares of a successor corporation (with appropriate adjustments as to the number and kind of shares and purchase price), then, to the extent provided in such Stock Purchase Agreement, any Repurchase Right provided for in such Stock Purchase Agreement shall terminate, and the shares of Common Stock subject to the terminated Repurchase Right or any substituted shares shall immediately vest in full, if the Participant’s service as an employee, director, officer, consultant or other service provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of a Change in Control pursuant to such terms and conditions as shall be set forth in the Stock Purchase Agreement.

(g) The Administrator shall have the discretion to provide in each option Agreement or Stock Purchase Agreement other terms and conditions that relate to (i) vesting of such Option or Restricted Stock in the event of a Change in Control, and (ii) assumption of such Options or Stock Purchase Agreements or issuance of comparable securities or New Incentives in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option and Stock Purchase Agreement, and may be different from and have precedence over the provisions set forth in Sections 8.1(a) - 8.1(f) above.

(h) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

ARTICLE 9.

AMENDMENT AND TERMINATION OF THE PLAN

9.1 Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Stock Purchase Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

9.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Restricted Stock may be granted under the Plan thereafter, but Option Agreements and Stock Purchase Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 10.

TAX WITHHOLDING

10.1 Withholding. The Corporate Parent shall have the power to withhold, or require a Participant to remit to the Corporate Parent, amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy the federal, state and local withholding taxes (at the minimum required applicable withholding rates) which must be collected from such Participant in connection with the exercise of an Option or as the result of the vesting of his or her Restricted Stock by (a) directing the Corporate Parent to withhold a portion of the shares of Common Stock to which the Participant is entitled as a result of the exercise of such Option or the vesting of such Restricted Stock or (b) delivering to the Corporate Parent other shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

ARTICLE 11.

MISCELLANEOUS

11.1 Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

11.2 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Corporate Parent and shall not be deemed to constitute a contract between the Corporate Parent (or the Company or any other Affiliated Company) and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

11.3 Application of Funds. The proceeds received by the Corporate Parent from the sale of Common Stock pursuant to Option Agreements and Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

11.4 Stockholder Approval. Nanogen as sole stockholder of the Company has approved the assumption of the Plan and the issuance of shares of Common Stock under the Plan.